PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mark F. Bradley
October 2, 2006	President and Chief Executive Officer
(740) 373-3155

PEOPLES BANK COMPLETES SALE OF

BANKING OFFICE IN SOUTH SHORE, KENTUCKY

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MARIETTA, Ohio – Peoples Bancorp Inc. (Nasdaq: PEBO) announced today that its banking subsidiary, Peoples Bank, National Association (“Peoples Bank”) has completed the sale of its South Shore, Kentucky banking office to American Savings Bank, fsb, the principal subsidiary of ASB Financial Corp. headquartered in Portsmouth, Ohio.

First announced in April 2006, Peoples Bank sold the full-service office effective at the close of business on September 29, 2006. The South Shore office has approximately $5 million of deposits and $700,000 of loans.

Peoples Bank continues to operate full-service offices in Ashland, Russell, Greenup, Summit, and Grayson, Kentucky.

Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 35 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp’s financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp’s common shares are traded on the NASDAQ Global Select Market. Peoples Bancorp Inc. is also a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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